Cellectar Biosciences Announces 1-for-20 Reverse Stock Split and Reduction
in Authorized Shares of Common Stock

MADISON, Wis., June 13, 2014, – Cellectar Biosciences, Inc. (OTCQX: CLRB), announced a 1-for-20 reverse stock split of its common stock, effective at the close of business today, as a first step in a planned listing of its common stock on the NASDAQ Capital Market.

Shares of Cellectar’s common stock will trade on a post-split basis beginning on June 16, 2014. The Company’s ticker symbol will remain unchanged, although a “D” will be placed on the ticker symbol, CLRB, for 20 business days to alert the public to the Reverse Split. The new CUSIP number for Cellectar’s common stock post-reverse stock split will be 15117F 203.

At the effective time of the reverse stock split, every 20 shares of Cellectar’s issued and outstanding common stock will automatically be combined into 1 issued and outstanding share of common stock without any change in the par value of the shares. This will reduce the number of outstanding common shares of Cellectar from approximately 57 million to approximately 2.8 million. In conjunction with the reverse stock split, Cellectar will decrease the number of its authorized shares of common stock from 150,000,000 to 20,000,000. Stockholders approved the reverse split and the reduction in authorized shares at the 2014 Cellectar Annual Meeting held on May 22, 2014. Additional information can be found in a Form 8-K to be filed with the Securities and Exchange Commission.

“We believe this reverse split will make an investment in Cellectar both viable and more appealing to a broader institutional investment community,” commented Dr. Simon Pedder, president and chief executive officer of Cellectar. “Coupled with a successful capital raise, the next prerequisite, and planned NASDAQ listing, we should be able to meaningfully increase stockholder value as we execute our clinical programs and advance our pipeline of promising cancer-targeting imaging and therapeutic technology.”

Proportionate voting rights and other rights of common stockholders will not be affected by the reverse stock split, other than as a result of the cashing out of fractional shares. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment in lieu of a fractional share. Please direct any questions you might have regarding payments for fractional shares to your broker or our transfer agent, American Stock Transfer & Trust Company, by calling (718) 921-8317.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results presented at the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2013. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.